Exhibit 10.37

MANAGEMENT SERVICES AGREEMENT

Dated as of January 24, 2022

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is effective as of the date first above written (the “Effective Date”), by and between Cazeault Solar & Home, LLC, a Massachusetts limited liability company (the “Company”), and Timothy J. Sanborn, an individual resident of Massachusetts (“Executive”).

WHEREAS, The Company, ConnectM Technology Services, LLC, a Massachusetts limited liability company (the “Purchaser”), and Executive, among others, are parties to that certain Membership Interest Purchase Agreement dated as of the Effective Date (the “Purchase Agreement”), pursuant to which Purchaser is purchasing certain of the membership interests of the Company (the “Transaction”); and

WHEREAS, the Company desires to engage Executive to provide certain services to the Company and Executive desires to provide such services to the Company pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Services. Company shall engage the Executive full-time (based upon an approximately 40-hour work week) as “CEO” for the Engagement Period (defined herein), subject to the terms and conditions hereinafter set forth. In such role, Executive shall have the duties, responsibilities and authority consistent with such position that are designated by the managers of the Company, including without limitation preparing estimates, providing technical support, overseeing sales and marketing, overseeing installations and service employees, attending meetings as required to comply with continuing education requirements relating to his professional licenses and certificates (the “Services”).

2.Compensation.

2.1 Base Compensation. In exchange for the Services, Company shall pay Executive base compensation of (i) $150,000.00, annually during the first year of Engagement Period (as defined below) and (ii) $135,000.00, annually during the second and third years of the Engagement Period, payable in regular installments consistent with the timing of the standard payroll practices of the Company (the “Base Compensation”). The Base Compensation shall be prorated in the event of any partial year during the Engagement Period.

2.2 Cash-Flow Bonus.

(a)Definitions. For purposes of this Agreement, “Cash Flow” for a particular period shall mean the Company’s cash flow for such period as determined by the managers of the Company in good faith.

(b)Annual Cash-Flow Bonus. In addition to the Base Salary, after the end

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of each calendar year during the Engagement Period, so long as the Executive continues to be engaged by the Company on the last day of such calendar year, the Company shall pay to Executive an annual bonus (each, an “Annual Bonus”) in an amount equal to five percent (5.0%) of the Company’s Cash Flow for such calendar year. Such Annual Bonus shall be paid to Executive within 60 days after the end of the applicable calendar year, but otherwise payable in accordance with the standard payroll practices of the Company.

2.3 Expenses. The Company shall reimburse Executive for all reasonable travel, and other business expenses paid by Executive in connection with the performance of Executive’s duties under this Agreement and in accordance with the Company’s regular reimbursement policy.

2.4 Other Benefits. Except as provided in this Agreement, the Company will provide to Executive such fringe benefits as may be made available from time to time to similarly situated executives of the Company, along those specific fringe benefits described on Exhibit A.

3.Term and Termination.

3.1 Generally. The term shall commence on the Effective Date and shall expire on the date which is three years thereafter, unless earlier terminated as provided herein (the “Engagement Period”). Notwithstanding the foregoing, during the Engagement Period, the Agreement may be terminated earlier by either party hereto if the other party hereto breaches in any material respect any of its obligations hereunder and such breach is not cured within five (5) days of receipt of written notice thereof from the non-breaching party. The Company and the Executive expressly agree that the Company will engage the Executive on an “at-will” basis. Thus, the Company may terminate the Executive’s engagement at any time, with or without cause (as defined below) upon twenty-one (21) days prior written notice. Likewise, the Executive may terminate the Executive’s engagement with the Company at any time, with or without Good Reason (as defined below). The Company and the Executive acknowledge and agree that, since the Executive is a member of the Company, nothing in this Agreement shall create an employment relationship between the Company and the Executive. Anything to the contrary notwithstanding, the provisions of Sections 4 through 10 shall survive the termination or expiration of this Agreement.

3.2 Certain Definitions. For purposes of this Agreement:

(a) “Cause” means the Executive’s: (a) theft, fraud, embezzlement, corruption of a public official, misappropriation of funds or property, or other materially dishonest behavior; (b) willful refusal or failure to comply with the reasonable instructions, directives or responsibilities, consistent with the description of the Services, as given to the Executive by a person authorized to give such instructions, directives or responsibilities, including without limitation any manager of the Company; (c) intentional misconduct or negligence in the performance of the Executive’s duties; (d) conviction of, the indictment for (or its procedural equivalent), or the entering of a plea of guilty or a plea of no contest with respect to a felony or any other crime involving financial dishonesty or moral turpitude or with respect to which imprisonment is a possible punishment; or (e) material breach of Section 6 of this Agreement that is not cured within ten (10) calendar days following the Company’s written notice to the Executive of such breach or non-performance.

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(b) “Good Reason” means (a) the Company’s default of its material obligations under this Agreement, including but not limited to the Company’s failure to pay timely any undisputed amounts due to the Executive under this Agreement; or (b) the Company’s relocation of the Executive’s primary office to a location more than 50 miles from the Company’s Gloucester, Massachusetts facility (as in existence as of the date of this Agreement); provided, however, the occurrence of such events be deemed “Good Reason” only if such event remains uncorrected for twenty (20) calendar days following the Executive’s written notice to the Company of such alleged breach or nonperformance.

3.3 Notice of Termination. “Notice of Termination” means a notice delivered by (i) the Company to the Executive notifying the Executive that the Executive’s engagement will terminate on the date set forth therein or (ii) by the Executive to the Company notifying the Company that the Executive’s engagement will terminate on the date set forth therein. If a Notice of Termination is by the Company for Cause, such notice shall set forth the basis of such Cause and if a Notice of Termination is by the Executive with Good Reason, such notice shall set forth the basis of such Good Reason.

3.4 Termination with Cause or without Good Reason. If Executive’s engagement with the Company is terminated (i) by the Company for Cause or (ii) by the Executive without Good Reason, the Executive shall be entitled to receive an amount (the “Accrued Amount”) equal to (i) the amount of any unpaid Base Compensation accrued up to and including the date of termination (the “Termination Date”), which shall be paid as provided in Section 2.1 plus (ii) reimbursement in accordance with Section 2.3 for any unreimbursed business expenses properly incurred by the Executive prior to the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

3.5 Termination Without Cause or With Good Reason. If the Executive’s engagement with the Company is terminated (i) by the Company without Cause or (ii) by the Executive with Good Reason, the Executive shall be entitled to receive:

(a)the Accrued Amount;

(b)a pro-rata portion (based upon the number of days worked in the applicable calendar year) of the any unpaid Annual Bonus, which shall be paid as provided in Section 2.2(b); and

(c)the $50,000.00 (the “Severance Payment”), which shall be paid to Executive within 60 days after such termination, but otherwise payable in accordance with the standard payroll practices of the Company, provided that Executive signs a release of claims agreement in a form reasonably acceptable to the Company.

For purposes of this Section 3.5, solely for purposes of determining whether the Executive is entitled to any portion of the Annual Bonus, but not for purposes of determining the amount of such Annual Bonus, the Executive shall be deemed to have been engaged by the Company on the last day of the calendar year in which such termination shall have occurred.

4.Assignment/Works Made for Hire. All materials that Executive produces in

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connection with the Services during the term hereof shall be works made for hire and shall be the exclusive property of Company and its affiliated entities to use, publish and license in Company’s discretion. No use of such materials may be made by Executive and/or persons working on his behalf, other than in connection with the provision of the Services, without the express written consent of Company, and neither Executive nor any person working on his behalf shall have any rights in such materials.

5.Return of Company Property. Upon the request of Company, Executive shall return to Company all requested Company property, written information, materials and copies of the foregoing. Executive agrees not to retain any copies of any such returned Company property, information, or materials after the termination of this Agreement for any reason, except as required by law.

6.Covenants.

6.1Confidentiality.

(a)Executive acknowledges that he will have access to information that is treated as confidential and proprietary by Company including the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, and operations of Company, its affiliates, and their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”); provided, however, that Confidential Information shall not include information that is or becomes generally available to the public other than through Executive’s breach of this Agreement.

(b)Any Confidential Information that Executive accesses or develops in connection with the Services shall be subject to the terms and conditions of this provision. Executive agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of Company in each instance (which consent may be withheld by Company in its sole discretion), and not to use any Confidential Information for any purpose except as required in the performance of the Services. Executive shall notify Company immediately if Executive becomes aware of any loss or disclosure of any Confidential Information.

(c)Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive agrees to provide written notice of any such order to an authorized officer of Company within two (2) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit Company to contest the order or seek confidentiality protections, as determined in Company’s sole discretion.

(d)This Section 6.1 shall survive for a period of five (5) years after the termination of this Agreement; provided, however, with respect to Confidential Information

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comprising trade secrets, this Section 6.1 shall survive for so long as such Confidential Information shall remain protectable as a trade secret.

6.2 Non-Solicitation. During the period commencing on the Effective Date and ending on the date which is five (5) years after the end of the Engagement Period, without regard to any termination by the Company with or without Cause or by the Executive with or without Good Reason (the “Restricted Period”) (as defined below), the Executive will not:

(a)directly or indirectly, solicit or encourage any person or entity who is then a customer or supplier of the Company, or who has been such a customer or supplier at any time during the twelve months immediately preceding such solicitation or other contact by the Executive, to terminate its relationship with the Company; or

(b)directly or indirectly, acting for itself or on behalf of any other person or entity (A) solicit or hire any person who was employed by the Company at any time during the twelve months immediately preceding such solicitation or hiring or (B) encourage or seek to influence any such person to quit or otherwise terminate his or her employment with the Company; provided, however, that nothing herein shall limit the Executive from soliciting or hiring any such employee whose employment by the Company was terminated at least twelve months prior to such solicitation or hiring; and provided further that general advertisements for employment which are not specifically targeted at any such employees of the Company will not constitute a violation of the covenant herein.

6.3 Injunctive Relief. Executive acknowledges that a breach of its obligations under this Section 6 would cause the Company irreparable harm and that the legal remedy of monetary damages is not a fully adequate remedy for such a breach of this Agreement. Therefore, the Company shall be entitled to institute and maintain an action for temporary or permanent injunctive relief for the breach by the Executive of any such provision.

6.4 Survival. The covenants of the Seller under this Section 6 shall survive the termination of this Agreement.

7.Devotion to Duties. Executive shall devote his full business time and energies to the business, operations and activities of Company as reasonably required by his position and shall not engage in outside business interests or activities if such activities materially interfere with the performance of his duties. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Notwithstanding anything herein to the contrary, Executive shall be permitted to engage in religious, charitable or other community or non-profit activities that do not unreasonably interfere with the Executive’s performance of his duties.

8.Relationship of the Parties. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Executive or agent of Executive. Notwithstanding any other workers’ compensation or insurance policies maintained by the Company, Executive shall be responsible for procuring

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and maintaining workers’ compensation coverage sufficient to meet the statutory requirements of every state where Executive performs Services. As Executive is not the Company’s employee, The Company shall not be required to take any action or provide Executive with any benefits or commitments inconsistent with any of such undertakings by Executive. In particular: (i) the Company will not withhold FICA (Social Security) from Executive’s payments; (ii) the Company will not make state or federal unemployment insurance contributions on behalf of Executive; (iii) the Company will not withhold state and federal income tax from payment to Executive; (iv) the Company will not make disability insurance contributions on behalf of Executive; and (v) the Company will not obtain workers’ compensation insurance on behalf of Executive. Executive shall be responsible for the payment of any of the aforementioned items sufficient to meet the statutory requirements of every state where Executive performs Services.

9.Engagement At-Will. Executive acknowledges that he will be engaged by the Company “at will” and that no term or provision of this Agreement shall be construed to entitle the Executive to an assurance or guaranty of engagement for a specified term.

10.Miscellaneous

10.1 Entire Agreement; Amendment; Waiver. This Agreement constitutes the final, complete, and exclusive statement of the terms of the agreement between the parties as to the subject matter hereof, and supersedes all prior agreements, representations and understandings of the parties. This Agreement may be altered, amended or modified in whole or in part at any time only by a writing signed by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party hereto making the waiver.

10.2 Further Assurances. Subject to the terms and conditions hereof, the parties agree to cooperate with each other and to perform such further acts or execute and deliver such additional instruments or documents as any party hereto may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby.

10.3 Assignment; No Third-Party Beneficiaries. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto. Except as provided in the preceding sentence, any attempted assignment or delegation without the required consent shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns hereunder, and nothing in this Agreement, express or implied, is intended to confer upon any other individual, entity or partnership any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.4 Notices. Whenever any notice is required hereunder, it shall be given in writing to the address as follows:

To Company:
c/o ConnectM Technology Solutions, Inc.

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2 Mount Royal Ave Ste 550
Marlborough, MA 01752

To Executive:

Timothy J. Sanborn

10.5 Governing Law; Venue. This Agreement is governed by and is to be construed in accordance with the internal laws of the Commonwealth of Massachusetts (without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

10.6 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other circumstances, shall be interpreted so as best to reasonably effect the intent of the parties hereto.

10.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

10.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.9 Section 409A. This Agreement and the amounts payable hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”). This Agreement shall be administered, interpreted and construed in a manner consistent with the foregoing. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect so as to comply with, or to effectuate an exemption from, Section 409A.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

COMPANY

Sanborn Solar & Home, LLC

By: /s/Timothy Sanborn

Name: Timothy J. Sanborn

Title: CEO

EXECUTIVE

/s/Timothy Sanborn

Timothy Sanborn

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